                                                                  Exhibit 10.10

INTERMUNE
PHARMACEUTICALS




Ms. Christine W. Czamiecki
1950 Clay Street, Apt. 204
San Francisco, CA 94109

Dear Christine:

On behalf of InterMune Pharmaceuticals, Inc., we are pleased to offer you the position of Vice President, Regulatory Affairs, reporting to Scott Harkonen, Chief Executive Officer and President.

The terms of your employment will be as follows:

Your starting salary will be $175,000 per year. As a full-time employee of InterMune Pharmaceuticals, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to three weeks paid vacation per year.

Subject to approval of the Board of Directors, on date of hire you will be granted an option to purchase 105,000 shares of InterMune Pharmaceuticals, Inc. stock at an exercise price of $0.25. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 105,000 shares of your option will be fully vested at the end of five years completed employment. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

                                                       3294 WEST BAYSHORE ROAD
                                                       PALO ALTO, CA  94303
                                                       PHONE: (650) 493-8333
                                                       FAX: (650) 858-2937

In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for four months following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such four-month period.

This offer remains open through Friday, December 31, 1999. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with InterMune. Any additions or modifications of these terms must be in writing and signed by you and an officer of InterMune Pharmaceuticals, Inc. Your anticipated date of hire is Monday, February 1, 2000.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.


Very truly yours,


/s/ W. Scott Harkonen

W. Scott Harkonen, M.D.
President and CEO
InterMune Pharmaceuticals, Inc.





UNDERSTOOD AND ACCEPTED:



         /s/ Christine W. Czarniecki                           23, December 1999
--------------------------------------------------------------
         Christine W. Czarniecki                               Date